Exhibit 3.1

CERTIFICATE OF DESIGNATION

of the

PREFERENCES, RIGHTS, LIMITATIONS, QUALIFICATIONS AND RESTRICTIONS

of the

SERIES B PREFERRED STOCK

of

STAR ALLIANCE INTERNATIONAL CORPORATION

Star Alliance International Corporation, a Nevada corporation (the "Corporation"), hereby certifies that, pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board") by its Articles of Incorporation and pursuant to the provisions of the Nevada Revised Statutes, on August 13, 2019, the Board duly adopted the following resolution providing for the authorization of 1,900,000 shares of the Corporation’s Series B Preferred Stock (the "Series B Preferred Stock"):

RESOLVED, that pursuant to the authority vested in the Board by the Corporation’s Articles of Incorporation the Board hereby establishes from the Corporation's authorized class of preferred stock a new series to be known as "Series B Preferred Stock," consisting of 1,900,000 shares, and hereby determines the-designation, preferences, rights, qualifications, limitations and privileges of the Series B Preferred Stock of the Corporation to be as follows:

1. Designation and Amount, Designated Holder. Of the 25,000,000 shares of the Company's authorized Preferred Stock, $0.001 par value per share, 1,900,000 are designated as “Series B Preferred Stock," with the rights and privileges set forth below. Only one person or entity, is entitled to be designated as the owner of all of the Series B Preferred Stock (the “Holder”), in whose name the initial certificates representing the Series B Preferred Stock shall be issued. Any transfer of the Series B Preferred Stock to a different Holder must be approved in advance by the Corporation; provided, however, the Holder shall have the right to transfer the Series B Preferred Stock, or any portion thereof, to any affiliate of Holder or nominee of Holder, without the approval of the Corporation.

2. Rank. The Series B Preferred Stock shall be pari passu to the Common Stock.

3. Voting Rights. The Holder of outstanding shares of Series B Preferred Stock shall be entitled to notice of any shareholders' meeting and to vote as a single class with the Common Stock upon any matter submitted for approval by the Holder of the Common Stock. Each share of Preferred Stock shall have one vote per share.

4. Dividends. The Holder of the Series B Preferred Stock shall not be entitled to participate with the holders of common stock in any dividends or distributions.

5. Liquidation Rights/Cancellation/Redemption. Upon any liquidation, dissolution or winding up of a Corporation, the Holder of outstanding shares of Series B Preferred Stock will be entitled to be paid the “Liquidation Preference”, which is defined and calculated as follows: $1,900,000 in aggregate (not on a share basis), less any and all gross proceeds in cash from the sale or other conversion of the Series B Preferred Stock and/or common stock into which shares of Series B Preferred Stock shall have been converted and less any payments in redemption of shares of Series B Preferred Stock. Holder of Series B Preferred stock shall promptly provide to the Corporation all documents necessary for the adjustment in the Liquidated Preference due to the sale or disposition of any Series B Preferred Stock or common stock into which the Series B Preferred Stock was converted. Once the Liquidation Preference is calculated at zero any remaining shares of Series B Preferred Stock shall automatically be cancelled and the holder shall surrender to the Corporation any certificates evidencing remaining shares of Series B Preferred Stock or common stock and shall not be entitled to any further proceeds.

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6. Conversion Rights

(a) The Holder may convert such shares of Series B Preferred Stock in total sixty days after the issuance of the stock upon written notice to the Corporation subject to the terms and conditions set forth below.

(b) Each share of Series B Preferred Stock shall be convertible at the rate of One Common Share for each one B Preferred stock.

(c) Holder shall provide a conversion notice at any time after the conversion date and the Corporation shall issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock issuable to the holder pursuant to the holder’s conversion of Series B Preferred Shares in accordance with the provisions of this Section. The stock certificate(s) evidencing the Common Stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock shall be issued in the same name as the person who is the holder of the Series B Preferred Stock unless, in the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificate(s) of Common Stock are so registered shall be treated as a holder of shares of Common Stock of the Corporation on the date the Common Stock certificate(s) are so issued.

(d) All shares of Common Stock delivered upon conversion of the Series B Preferred Shares as provided herein shall be duly and validly issued and fully paid and non-assessable. Effective as of the Conversion Date, such converted Series B Preferred Shares shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

(e) Shares of Preferred Stock may be converted in one tranche of 1,900,000 (One Million Nine Hundred Thousand) Preferred shares at any time after sixty days from the date of the agreement. Each share will convert into One share of common Stock of the Company

(f) The Corporation covenants that, within 30 days of receipt of a conversion notice from any holder of shares of Series B Preferred Stock wherein which such conversion would create more shares of Common Stock than are authorized, the Corporation will increase the authorized number of shares of Common Stock sufficient to satisfy such holder of shares of Series B submitting such conversion notice.

(g) The Corporations obligation to issue and deliver the Conversion Shares upon conversion of the Series B Preferred Stock in accordance with the terms hereof are absolute and unconditional irrespective of any action or inaction of the Holder to enforce the same, any waiver or consent in respect to any [provision hereof, the recovery of any judgment against any person or entity or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other person or entity of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person or entity and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the Holder in connection with the issuance of such conversion shares, provided, however, that that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.

(h) The Corporation shall pay all issue taxes, if any, incurred in respect of the issue of any Conversion shares on conversion

7. Severability. If any right, preference or limitation of the Series B Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation herein shall be deemed dependent upon other such right, preference or limitation unless so expressed herein.

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8. Amendment and Waiver. This Certificate of Designation shall not be amended either directly or indirectly or through merger or consolidation with another entity, in any manner that would alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them materially and adversely without the consent of the Holder. Subject to preceding sentence any amendment, notification or waiver of any of the terms or provisions of the Series B Preferred Stock shall be binding upon the Holder.

9. Notices. Any notice required by the provisions of this certificate of Designation shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient. If not then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt or (v) when sent by electronic mail (with confirmation of transmission) if sent during normal business hours of the recipient; if not then on the next business day. All notices to the Corporation shall be addressed to the Corporation’s President or CEO at the Corporation’s principal place of business on file with the Secretary of State of the State of Nevada. All notices to stockholders shall be addressed to each holder of record at the address of such Holder appearing on the books of the Corporation.

In Witness Whereof, the Corporation has caused this certificate of Designation to be executed by Richard Carey, CEO of the Corporation this 13 day of August 2019.

By: /s/ Richard Carey

Name: Richard Carey

Title: Chairman

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